STATE OF DELAWARE

CERTIFICATION OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

51142, INC.

A corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST:	That at a meeting of the Board of Directors of 51142, Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate if Incorporation of this corporation be amended by changing the Article thereof numbered “First” so that, as amended, said Article shall be and read as follows:

the name of the Corporation shall be “Signet International Holdings, Inc.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required             by statue were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of    Delaware.

FOURTH:	That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said 51142, Inc. has caused this certificate to be signed by Ernest Letiziano, an Authorized Officer, this 8th day of July, 2005.

By: /s/ Ernest Letiziano
Authorized Officer
Title:	President
Name:	Ernest Letiziano
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